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Presentation Materials for Conference Call held on May 7, 2025 Earnings Conference Call Q1 2025 May 7, 2025

Safe Harbor | Note Regarding Forward-Looking Information This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations as well as the current beliefs and assumptions of management of Identiv and can be identified by words such as “anticipate,” “believe,” “continue,” “plan,” “will,” “intend,” “expect,” “outlook,” and similar references to the future. Any statement that is not a historical fact is a forward-looking statement, including statements regarding: Identiv’s expectations regarding future operating and financial outlook and performance; expected 2025 first quarter outlook, including expected revenue; Identiv’s strategy, opportunities, focus and goals; opportunities in the market and industry in which Identiv operates; Identiv’s plans to transition its RFID production to Thailand, including expected timing thereof; Identiv’s beliefs regarding its new strategic partnerships and product development pipeline; Identiv’s belief that it is well-positioned to leverage upcoming opportunities; Identiv’s expectations for its “Perform, Accelerate, and Transform” strategic framework, including its goal to deliver exceptional results for customers and drive operational excellence, accelerate growth in key high value segments and through technology innovation, and create significant business expansion and capability growth through M&A to achieve long term success, and the goals and benefits thereof; Identiv’s beliefs that it has ample financial resources to support the execution of P-A-T strategy, positioning it to drive meaningful returns and enhance shareholder value; Identiv’s plans to track and report P-A-T progress on a quarterly basis, and develop its baseline and establish targets for sales pipeline, new product development projects and new product development project completion metrics in 2026; Identiv’s growth initiatives; evaluation of potential M&A opportunities, and the expected benefits of potential M&A; expected macroeconomic trends in driving demand for RFID and next-generation technologies and the benefits thereof; Identiv’s expectations regarding the impact of global macroeconomic conditions, including tariffs; Identiv’s expectations regarding potential mitigation strategies in response to tariffs; Identiv’s solicitation of stockholder approval to declassify the Board of Directors and the anticipated effectiveness thereof; Identiv’s beliefs regarding its corporate governance practices; and Identiv’s expectations with respect to demand and customer orders. Forward-looking statements are only predictions and are subject to a number of risks and uncertainties, many of which are outside Identiv’s control, which could cause actual results to differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the failure of the proposed declassification of the Board of Directors to become effective, whether due to a lack of stockholder approval or for any other reason; any changes to M&A investment criteria, difficulty in finding a viable M&A candidate or executing a transaction and the effect of such changes and difficulty on Identiv’s future performance; Identiv’s ability to successfully execute its business strategy, including, but not limited to, organic and inorganic growth; strategic partnerships and product development; delays in transitioning RFID production to Thailand; changes in uses of capital; Identiv’s ability to capitalize on trends in its business and penetrate the healthcare and other specialty markets; the effect of competition on Identiv’s business; Identiv’s ability to satisfy customer demand and expectations; the level and timing of customer orders and changes/cancellations; the loss of customers, suppliers or partners; the success of Identiv’s products and strategic partnerships; industry trends and seasonality; the impact of macroeconomic conditions and customer demand, inflation and increases in prices; the impact of tariffs on its business and the other factors discussed in its periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent reports filed with the SEC. All forward-looking statements are based on information available to Identiv on the date hereof, and Identiv assumes no obligation to update such statements. © 2025 Identiv, Inc. All Rights Reserved | 2

Safe Harbor | Note Regarding Forward-Looking Information (con’t.) Non-GAAP Financial Measures (Unaudited) This presentation includes financial information that has not been prepared in accordance with accounting principles generally accepted in the United States (GAAP), including non-GAAP adjusted EBITDA, non-GAAP gross profit, non-GAAP gross margin and non-GAAP operating expenses. Identiv uses non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating ongoing operational performance. Identiv believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. Non-GAAP gross margin excludes stock-based compensation and amortization and depreciation. Non-GAAP adjusted EBITDA excludes items that are included in GAAP net income (loss), GAAP operating expenses, and GAAP gross margin, and excludes income tax provision (benefit), net, interest income (expense), net, foreign currency gains (losses), stock-based compensation, amortization and depreciation, restructuring and severance, and strategic transaction-related costs. Non-GAAP operating expenses exclude stock-based compensation, amortization and depreciation, strategic transaction-related costs, and restructuring and severance. The exclusions are detailed in the reconciliation table included in this presentation or in the Q1 2025 earnings release dated May 7, 2025. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed in this presentation or in the Q1 2025 earnings release dated May 7, 2025. Trademarks This presentation contains trademarks, service marks, trade names and copyrights of Identiv and other companies, and are the property of their respective owners. © 2025 Identiv, Inc. All Rights Reserved | 3

AGENDA • Q1 2025 Business Update • Q1 2025 Financial Review • Business Outlook: Perform-Accelerate-Transform • Corporate Governance Update • Q&A Session © 2025 Identiv, Inc. All Rights Reserved | 4

Macroeconomic Update | Q1 2025 Strong macro trends continue to drive demand for RFID and next- generation technologies like BLE, despite ongoing disruption and uncertainty in the global market Anticipate continued market uncertainty for the foreseeable future and are closely monitoring risks Developing a pass-through strategy to protect margins and preparing for multiple scenarios should reciprocal tariffs resume © 2025 Identiv, Inc. All Rights Reserved | 5

Business Update | Q1 2025 • “Execution Mode” of Perform-Accelerate-Transform strategy underway • P-A-T Objective: strengthen and optimize the core “channel” business, accelerate growth through focused key initiatives, and transform the business into a market leader • RFID production transition to Thailand continues to progress • Received formal approval from final three customers still being served from Singapore to begin production in Thailand • Expect to conclude Singapore-based production by the end of Q2 or shortly thereafter • Announced strategic partnership with Tag-N-Trac for cold chain tracking solutions within the pharmaceutical industry supply chain • Collaborating with InPlay on BLE-enabled smart labels for high-value logistics applications; product availability expected in late 2025 © 2025 Identiv, Inc. All Rights Reserved | 6

Financial Review & Outlook | Q1 2025

Financial Results | Q1 2025 Metric Q1 2025 Q1 2024 Commentary Net Revenue $5.3M $6.7M Planned exit of low margin business 2.5% 7.3% GAAP Gross Margin Thailand to Singapore transition and decreased utilization 10.8% 13.4% Non-GAAP Gross Margin* $5.6M $5.5M GAAP Operating Expenses $4.5M $4.1M Key organic growth investments Non-GAAP Operating Expenses* ($4.8M) ($5.4M) Reduction in strategic review costs GAAP Net Loss from Continuing Operations** ($0.21) ($0.24) EPS from Continuing Operations (GAAP) Diluted ($3.9M) ($3.2M) Non-GAAP Adjusted EBITDA* * Please refer to a reconciliation of Non-GAAP to GAAP financial metrics later in this presentation or in the Q1 2025 earnings release dated May 7, 2025. Numbers may include rounding differences. ** GAAP Net Loss available to common stockholders © 2025 Identiv, Inc. All Rights Reserved | 8

Q1 2025 Balance Sheet and Cash Flow ($ in millions) Assets Q4'24 Q1'25 Liabilities & Equity Q4'24 Q1'25 Cash Flow Q4'24 Q1'25 Cash & cash equivalents* 135.9 132.7 Accounts payable 2.7 2.7 From operations* (5.9) (3.3) Accounts receivable Financial liabilities From investing 4.2 3.6 - - (1.0) (0.3) Inventory Other liabilities From financing 7.5 7.8 6.4 5.5 (1.9) (0.2) Other assets Total equity FX effect 15.6 14.7 154.1 150.5 (0.9) 0.5 Total Total Total 163.2 158.7 163.2 158.7 (9.8) (3.3) Previously stated expected net operating cash use for the 12 months following Sept. 30, 2024 (the end of Q3 2024), remains in the range of $14 million to $16 million** * Includes restricted cash. Numbers may include rounding differences ** Estimated, subject to change. © 2025 Identiv, Inc. All Rights Reserved | 9

Financial Outlook Impact of Current U.S. Government Tariffs ➔ April 2025 U.S. tariffs not expected to have material Expected Q2 2025 net revenue impact on supply of raw materials or components $4.9 million to $5.3 million* ➔ Approx. 25% of finished goods are imported into the U.S.A., either by Identiv or our customers ➔ Preparing for a variety of tariff scenarios on shipments from Thailand to the U.S.A. ➔ Expect to pass along tariffs cost as a customer surcharge ➔ Situation remains highly fluid © 2025 Identiv, Inc. All Rights Reserved | 10 * Estimated, subject to change.

Business Outlook Perform. Accelerate. Transform.

Strong Macro Trends Driving Demand for Identiv’s Unique Value Proposition Strong Macro Trends Driving Demand for RFID and Next Gen Technologies Compelling Benefits from Digital ID of Products through RFID Identiv Plans To Execute its “Perform, Accelerate, and Transform” Strategy to Grow Sales Emerging RFID Applications Often Require and EBITDA New and More Complex Solutions Identiv is Uniquely Positioned to Address New and Complex Requirements © 2025 Identiv, Inc. All Rights Reserved | 12

Perform. Accelerate. Transform. Our Strategy for Success Perform Accelerate Transform Deliver exceptional results for Accelerate growth in key high value Create significant business customers and drive operational segments and through technology expansion and capability growth excellence innovation through M&A to achieve long term success © 2025 Identiv, Inc. All Rights Reserved | 13

Perform | Strengthen & Grow the Core Business Progress We Have Made What It Means For Identiv • New commercial leader meets in-person with • Expand Core “Channel” Business key customer accounts and suppliers • Grow market share focused on higher • Newly implemented stage gate process for NPD margin opportunities in action; projects include RFID inlay for a smart • Strong execution of NPD pipeline home device and next-gen BLE device • Expand gross margin with completion of • Received approval from customers still being production transition to Thailand served from Singapore to begin production in Thailand • Excellent customer support and timely product delivery • Developed clear performance metrics and goals © 2025 Identiv, Inc. All Rights Reserved | 14

Accelerate | Growth in High-Value Segments Progress We Have Made What It Means For Identiv • Added experienced team members in Accelerate growth by focusing/investing in three business development, marketing, R&D, and compelling growth initiatives, each with a strong product management in support of these NPV initiatives 1. BLE/MCL Platform Expansion: Continue to build out • Growing interest for specialized BLE labels; BLE platform, trends support strong growth several significant projects in our pipeline, 2. Healthcare HVS: Home medication adherence, including grocery logistics and an industrial Consumable authentication, and Condition track and trace application monitoring • Strategic partnerships for developing and 3. Non-Healthcare HVS: Inventory management for commercializing high value applications: plastic pallets/bins, Smart packaging for luxury Novanta, Tag-N-Trac, InPlay, Zatap & products, Home device consumable authentication Genuine Analytics © 2025 Identiv, Inc. All Rights Reserved | 15

Transform | Strategic M&A Progress We Have Made What It Means For Identiv • Discussions continue to progress with a select • Expedite reaching EBITDA breakeven group of M&A targets, although current through acquisitions to build scale and macroeconomic environment has presented expand products/capabilities, while greater uncertainty realizing significant cost synergies • Continue assess potential opportunities with • Ultimately, expand business model to financial advisor and internal M&A committee incorporate data management and software analytics, while capturing more value © 2025 Identiv, Inc. All Rights Reserved | 16

P-A-T New Metrics • Several metrics have been developed to monitor our progress across our strategic objectives. We are developing our baseline and refining our learning of these metrics as 2025 progresses • We intend to establish targets for these metrics in 2026 Key Metric Description Total (at 3/31/25) • Number of opportunities with new New Sales • 74 “new” opportunities in our pipeline at the customers, or former customers with Pipeline and end of Q1 2025 no sales in 2+ years, across three Conversion Rate• Converted 10% to sales during Q1 2025 product categories • 21 active NPD projects at the end of Q1 2025: • Number of active NPD initiatives, 13 customer-driven and 8 internally-driven New Product segmented by customer-driven and • 3 customer-driven projects target healthcare Development internally-driven, as well as by target • 5 customer-driven projects are BLE-based and (NPD) Projects markets and technologies represent the largest share of potential volume and steady-state revenue • Number of NPD projects completed NPD Project • During Q1 2025, 1 project transitioned into within the quarter that will be shifting Completion commercialization into commercialization © 2025 Identiv, Inc. All Rights Reserved | 17

Corporate Governance Enhancements ➔ Board of Directors is seeking stockholder approval at 2025 Annual Meeting of Stockholders to amend Identiv’s charter to declassify the Board ➔ Board approved amendment to corporate governance guidelines that it will consider the resignation of any director receiving majority “against” or “withheld” votes in uncontested elections ➔ Appointed Mick Lopez, with public company board director and CFO experience, to the Board in April 2025 © 2025 Identiv, Inc. All Rights Reserved | 18

Key Takeaways Long-term secular trends driving demand for RFID and BLE-enabled 1 solutions remain solid, despite global macroeconomic uncertainty Identiv’s value proposition remains strong and consistent, with a focused team in place to execute its Perform, Accelerate, Transform 2 strategic framework Well-positioned to drive long-term growth through its core channel strengths, new strategic partnerships, and innovative product 3 development

THANK YOU Visit identiv.com for more information © 2025 Identiv, Inc. All Rights Reserved | 20 20

Appendix

Condensed Consolidated Statements of Operations (unaudited, $ in thousands) © 2025 Identiv, Inc. All Rights Reserved | 22

Condensed Consolidated Balance Sheets (unaudited, $ in thousands) © 2025 Identiv, Inc. All Rights Reserved | 23

Reconciliation of GAAP to Non-GAAP Financial Information – Continuing Operations (unaudited, $ in thousands) © 2025 Identiv, Inc. All Rights Reserved | 24

Transcript of Conference Call held on May 7, 2025

Operator

Good afternoon. Welcome to Identiv’s Presentation of its First Quarter 2025 Earnings Call. My name is Tom, and I will be your operator this afternoon. Joining us for today’s presentation are the company’s CEO, Kirsten Newquist, and CFO Justin Scarpulla. Following management’s remarks, we will open the call for questions.

Before we begin, please note that during this call, management may be making references to non-GAAP financial measures or guidance, including non-GAAP adjusted EBITDA, non-GAAP gross profit, non-GAAP gross margin, and non-GAAP operating expenses.

In addition, during the call, management will be making forward-looking statements. Any statement that refers to expectations, projections, or other characteristics of future events, including future financial results, future business and market conditions and opportunities, and future plans, strategies, opportunities and goals, is a forward-looking statement.

Actual results may differ materially from those expressed in these forward-looking statements. For more information, please refer to the risk factors discussed in documents filed from time to time with the SEC, including the company’s latest Annual Report on Form 10-K, as well as our first quarter 10-Q once filed. Identiv assumes no obligation to update these forward-looking statements.

I will now turn the call over to CEO Kirsten Newquist for her comments.

Ms. Newquist, please proceed.

Kirsten Newquist, Chief Executive Officer

Thanks Operator and thank you all for joining our Q1 2025 Earnings call.

Strong macro trends continue to drive demand for RFID and next-generation technologies like BLE, despite ongoing disruption and uncertainty in the global market. More than ever, companies are benefiting from adding a digital identity to their physical products, unlocking intelligence to address critical industry and business challenges. The rapid expansion of IoT-connected devices, increasing regulatory requirements, heightened security and anti-counterfeiting measures, and the growing focus on sustainability are key drivers of this digital transformation.

Identiv’s specialized RFID and BLE tags, inlays, and labels provide for the digital identification of products, enabling physical objects to seamlessly link with the cloud and other digital solutions. This connectivity delivers compelling benefits such as real-time tracking and visibility, enhanced product security, condition monitoring and compliance, and more engaging customer experiences—all especially vital in today’s challenging macro environment.

While we came in slightly above our Q1 guidance, delivering $5.3 million in net revenue, and our core business remains on track, we anticipate continued market uncertainty and high volatility for the foreseeable future. We are closely monitoring risks related to shifting trade policies and a softening global GDP outlook.

Approximately a quarter of our business is exposed to U.S. import tariffs due to our manufacturing footprints in Thailand and Singapore. We are actively pursuing potential tariff exemptions, developing a responsible pass-through strategy to protect margins, and preparing for multiple scenarios should reciprocal tariffs resume after the current pause. The potential indirect effect on customer demand—especially in more discretionary segments—is less clear. Justin will speak to this topic in more detail shortly.

Now, turning to our first quarter business update. Since the start of the year, we have fully shifted into “execution” mode of our Perform-Accelerate-Transform growth strategy and go-to-market plan. As we’ve discussed, the objective of P-A-T is to strengthen and optimize the performance of our core “channel” business, accelerate our growth through focused key initiatives in high-value applications, and ultimately transform the business into a market leader in specialty IoT solutions.

In the first quarter, we welcomed new team members across our sales, marketing, and R&D organizations, adding important capability and energy. We launched our new portfolio of dual-frequency inlays, ID-Brain, and advanced several key New Product Development (NPD) programs and business development initiatives in support of our Accelerate strategy. We continued strengthening our relationships with our channel customers and partners, transitioning from a traditional supplier approach to a more collaborative partnership model.

Operationally, we made solid progress on the transition of production from Singapore to our lower-cost facility in Thailand. Following successful quality audits and the completion of required qualifications, we received formal approval to begin production in Thailand for the final three customers still being served from Singapore. We are now focused on completing their remaining orders and expect to conclude Singapore-based production by the end of Q2 or shortly thereafter.

In April, we announced a new strategic partnership with Tag-N-Trac, a full stack IoT platform provider for real-time supply chain visibility and traceability, to develop and bring to market specialized IoT solutions for cold chain tracking within the pharmaceutical industry supply chain. The partnership combines our advanced BLE smart labels with Tag-N-Trac’s RELATIVITY™ SaaS platform, offering pharmaceutical customers an integrated IoT solution that delivers item-level visibility and actionable insights from origin to delivery. We are excited to partner with Tag-N-Trac to advance the adoption of BLE solutions in the pharmaceutical industry.

Additionally, yesterday I attended the RFID Journal Live show in Las Vegas with our partner InPlay. As you may have seen in our announcement last week, we are collaborating with InPlay on a new portfolio of BLE-enabled smart labels designed for high-value logistics applications. The upcoming smart label portfolio will be powered by InPlay’s IN100 NanoBeacon™, an ultra-low-power BLE System-on-Chip (SoC), and is expected to be commercially available in late 2025. We will keep you updated on the product launch of this secure, scalable, and smart IoT solution.

In summary, despite a challenging macro environment, we believe our customers continue to recognize Identiv’s strong value proposition. Our Specialized IoT tags, inlays, and labels play a critical role in enabling the digital transformation and addressing key industry challenges—trends that we anticipate will continue irrespective of tariffs. As a standalone, pure play IoT solutions company, we are executing our P-A-T strategic framework with the goal to drive future growth. This includes reinforcing the foundation of our core channel business while expanding through new strategic partnerships and the development of next-generation products. I will share more details on these ongoing initiatives following Justin’s review of our first quarter financials.

Justin?

Justin Scarpulla, Chief Financial Officer

Thanks, Kirsten.

As Kirsten mentioned, our value proposition remains strong. We are working with several new partners, including Tag-N-Trac, and the completion of the transition of RFID production from Singapore to Thailand remains on track.

We delivered $5.3 million in revenue in the quarter, slightly above our previously announced guidance, compared to $6.7 million in Q1 2024. The year-over-year decrease was as expected and due primarily to the exit of low margin business.

Gross margin was in line with internal forecasts, given the dual manufacturing overhead of our facilities in Singapore and Thailand. First quarter GAAP and non-GAAP gross margin was 2.5% and 10.8%, respectively, compared to GAAP and non-GAAP gross margin of 7.3% and 13.4%, respectively, in Q1 2024. The year-over-year decrease in gross margin was primarily driven by the incremental costs related to the transition of production to Thailand and the dual manufacturing sites required during the transition; and decreased utilization due to lower year-over-year revenues.

GAAP and non-GAAP operating expenses for the first quarter of 2025, including research and development, sales, and marketing, and general and administrative expenses, totaled $5.6 million and $4.5 million, respectively, as compared to $5.5 million and $4.1 million, respectively, in Q1 2024. The increase reflects management’s targeted investments to support the Company’s organic growth initiatives as outlined in the P-A-T strategic framework.

First quarter GAAP net loss from continuing operations was ($4.8) million, or ($0.21) per basic and diluted share, compared to GAAP net loss from continuing operations ($5.4) million, or ($0.24) per basic and diluted share, in the first quarter of 2024. This decrease in net loss was primarily due to strategic review-related costs associated with the asset sale of $0.9 million incurred in the first quarter of 2024 that did not reoccur in the first quarter of 2025.

Non-GAAP adjusted EBITDA for Q1 2025 was ($3.9) million, compared to ($3.2) million in the first quarter of 2024.

In the appendix of today’s presentation, we have provided a full reconciliation of GAAP to non-GAAP financial information, which is also included in our Earnings release.

Moving now to the balance sheet. We exited Q1 2025 with $132.7 million in cash and cash equivalents and restricted cash. In the first quarter of 2025, we used $3.3 million in cash and restricted cash. Our previously stated expected net operating cash usage for the 12 months following September 30, 2024 (the end of Q3 2024), remains in the range of $14 million to $16 million, as previously disclosed. In the first quarter of 2025, our stock repurchase program was paused due to the elevated macroeconomic uncertainty and no repurchases were made under the program.

Our working capital exiting Q1 was $141.5 million. Our balance sheet position remains strong, enabling us to pursue our organic and inorganic growth initiatives within the P-A-T framework.

In our 10-Q filing, we will be providing a full reconciliation of the year-to-date cash flows. For completeness, we have included the full balance sheet in the appendix of today’s Earnings release.

Lastly, our financial outlook.

In April 2025, the U.S. government announced broad tariffs on product imports from most countries, along with elevated, country-specific tariffs targeting certain others. While the tariffs are not expected to have a material impact on our supply of raw materials and components going into our production facilities in Thailand and Singapore, approximately 25% of our finished goods are imported into the US, either by us or our customers. We expect to pass along the tariffs that we incur on goods that are imported to our customers as a surcharge. We have developed financial models for a variety of tariff scenarios on shipments from Thailand to the US. The situation remains highly fluid, and we are preparing for a variety of possible outcomes.

As of today’s call, for Q2 2025, we currently expect net revenue in the range of $4.9 million to $5.3 million. This concludes the financial discussion. I’ll now pass the call back to Kirsten.

Kirsten Newquist, Chief Executive Officer

Thanks, Justin.

With that financial context in mind, I’d like to share an update on the progress we are making under our “Perform, Accelerate, Transform” strategic framework.

As the adoption of RFID-based solutions continues to grow, new applications increasingly require more advanced and complex RFID designs to ensure successful implementation and widespread market adoption. Identiv’s strengths in engineering excellence, rapid prototyping capabilities, and agile manufacturing processes uniquely positions us as the partner of choice to support these types of complex requirements. By executing our P-A-T strategic framework across several key verticals, we aim to drive revenue growth and expand gross margins and EBITDA. Now let me walk you through the progress we have made on each of the three pillars.

Our first pillar, Perform, is focused on strengthening and growing our core “channel” business. To achieve this, we are prioritizing higher margin opportunities with existing customers and channel partners, expanding gross margins by completing the transition to Thailand, and focusing on executing our NPD pipeline with discipline. Our goal is to consistently exceed customer expectations through exceptional support and reliable, on-time delivery.

Our new sales leadership is in place and in a short amount of time has already had an impact on the company and its culture. Kim Macaulay, our new commercial leader, has brought a strong customer-centric approach and has prioritized in-person visits for herself and her sales team to build a deeper connection and to gain an even better understanding of our customers’ pain points. Kim understands the importance of building and maintaining strong relationships to ensure Identiv’s success, recognizing that outstanding service paves the way for future projects and growth.

Since joining Identiv, Kim has met face to face with many of our largest customers and key suppliers. During these visits, she heard consistent praise for our ability to design custom products that address complex requirements, as well as for the connections we’ve built with our customers. She also received valuable feedback on areas where we need to improve—insights that are critical as we continue to raise the bar on service excellence.

We continue to advance the development of our NPD pipeline, which plays a key role in driving business growth. We are utilizing the new stage gate process to ensure we are allocating our resources on those projects that are best aligned with our strategy and have the highest potential for success. We are working on numerous active projects, both customer-driven and internally-driven. In the past quarter, we made progress with the projects in the pipeline and added several new ones, including an RFID inlay for a smart home device and the development of the next generation Wiliot battery-free BLE device.

Moving to the second pillar of our PAT framework, Accelerate. We are executing against three specific growth initiatives to build our pipeline and drive future revenue and margin expansion:

1.	The expansion of our BLE and multi-component (MCL) platform

2.	Driving growth in three healthcare high-value applications, and

3.	Driving growth in three consumer and logistics high-value applications.

Beginning with BLE and MCL expansion, we are making solid progress. As we’ve discussed, BLE is a next generation technology for IoT, providing significant benefits for applications that are challenging to address with traditional RFID technologies. Over the past several months, we have seen growing interest for specialized BLE labels, spanning pharmaceuticals, healthcare, logistics, and asset tracking applications. We have several significant projects in our pipeline, including the food logistics project previously mentioned and an industrial track and trace application, all with the potential to improve business efficiency through the analytics they generate. Their complexity, in both design and manufacturing, aligns well with our engineering strengths and differentiates us competitively.

As mentioned in my opening remarks, we’ve announced a strategic partnership with Tag-N-Trac and our collaboration with Inplay to develop a new BLE smart label portfolio utilizing Inplay’s BLE chip. These partnerships directly support our BLE roadmap and reinforce our position at the forefront of BLE innovation. To support these projects, and other opportunities under active discussion, we have added resources to our R&D team in Germany to support the critical development work in this area. We are highly encouraged by the momentum we are seeing in BLE and the increasing interest from the market.

The second and third Accelerate initiatives are focused on driving growth in six high value and high-volume applications - three in healthcare, two in consumer, and one in logistics. For these initiatives, we have added business development and product management resources to develop the market through strategic partnerships and direct commercial OEM relationships and ensure our product roadmap supports the specific requirements for these applications.

Strategic partnerships play a key role in the development and implementation of solutions for these high value applications. As discussed on our last call, we have partnered with Novanta to jointly market our combined solution for medical device and life science OEMs. Our advanced RFID inlays, tags, and labels provide the digital identity for critical components and consumables used in smart medical devices, advanced diagnostics, and wearable devices. Novanta’s ThingMagic reader modules and APIs analyze the data produced by our tags to enable authentication of consumables, medication compliance, and calibration for diagnostic test components. Together, we are helping OEMs bring next-generation products to the market faster—advancing patient care and safety.

Our strategic partnership with InPlay to develop BLE smart labels represents a meaningful step toward enabling high-value IoT logistics applications. These labels are being designed with scalability in mind, to provide customers with a smart, cost-effective solution that can expand as needed and adapt to support a range of logistics for high-value products.

In smart packaging, we are partnering with Zatap (formerly collectID) and Genuine Analytics to deliver a unique wine authentication solution. With up to 20% of wines in circulation estimated to be counterfeit, the industry needs a secure, cost-effective way to verify the authenticity of the wine itself—not just the bottle. Together, our companies have developed an integrated solution combining wireless digitization, analytics, digital certification, and blockchain. This enables wine producers, resellers, buyers, and auction houses to confirm with confidence that both the bottle and the wine inside are genuine. The three companies will be co-hosting a webinar on May 28 to showcase this innovative anti-counterfeit solution for luxury wine collectors and producers.

Turning now to the third part of our strategic framework, Transform. This pillar focuses on driving significant business expansion and capability growth through M&A, which is intended to add scale and technical capabilities while expediting achieving EBITDA breakeven.

Our discussions continue to progress with a select group of M&A targets, although the current macroeconomic environment has presented greater uncertainty, which we are having to navigate. All parties involved are working to understand how these shifting dynamics may impact their businesses and ultimately, their valuations. Despite these headwinds, we continue to work closely with our financial advisor and internal M&A committee to assess the potential opportunities.

As we mentioned during our Q4 2024 Earnings call, we have developed several metrics to monitor our progress across our strategic objectives, which we plan to update each quarter, beginning with today’s call. During this year, we are developing our baseline and will be refining our learning as 2025 progresses. We intend to establish targets for these metrics in 2026. The new metrics are:

1.

“New” Sales Pipeline and Conversion Rate: This metric tracks the number of opportunities with new customers—or customers we haven’t sold to in over two years—across three product categories: (1) standard products held in inventory, (2) standard products requiring minor modifications, and (3) NPD products, which are included only after development and scale-up are complete and we have a 12 month forecast. At the end of Q1, we had 74 “new” opportunities in our pipeline. We converted 10% of these new opportunities to sales during the quarter. Given typical sales cycles of 6–12 months, we expect this conversion rate to increase steadily each quarter. By year-end, it will establish a baseline for tracking a rolling 12-month conversion rate moving forward.

2.

NPD Projects: This metric tracks the number of active NPD initiatives, segmented by customer-driven and internally-driven efforts, as well as by target markets and technologies. These projects involve the development of entirely new RFID or BLE tags, inlays, or labels. Depending on complexity, testing, and regulatory requirements, development timelines range from 6 months to up to 3 years. As of the end of Q1, there were 21 active NPD projects: 13 customer-driven and 8 internally-driven. Three of the customer-driven projects target healthcare applications. From a technology perspective, five of the customer-driven projects are BLE-based—these represent the largest share of potential volume and steady-state revenue.

3.

NPD Project Completion: This metric captures the number of NPD projects completed within the quarter that will be shifting into commercialization. In Q1, one project transitioned: a new inlay designed to authenticate consumables for a home water filtration system.

In addition to these business metrics, we plan to continue to provide quarterly revenue guidance and quarterly updates on our expected operational cash use.

And finally, I would like to provide an update on our Corporate Governance.

As previously announced on our Q3 2024 Earnings Call, the Board is seeking stockholder approval to amend the Company’s charter to declassify the Board at the 2025 annual meeting of stockholders. If the Declassification Amendment is approved and effected, the Class II director nominees who are standing for election at the 2025 annual meeting will be elected for one-year terms, and the Board’s classified structure will end at the 2026 annual meeting, at which time all nominees for election as director will stand for one-year terms. If the Declassification Amendment is not approved and effected, the Board will remain classified.

Additionally, as part of its ongoing governance review, the Board has approved an amendment to the Company’s corporate governance guidelines to provide that if a majority of the votes cast for a director are marked “against” or “withheld” in an uncontested election, the director must promptly tender his or her irrevocable resignation for the Board’s consideration.

As we continue to shape our Board for the future, we are delighted to welcome Mick Lopez as our newest Director. Mick is a public company board director and former CFO with decades of strategic and financial governance expertise. His extensive experience in M&A, coupled with his strong background in corporate governance and leading audit committees, will further strengthen the Board. With his strong financial background, we believe he will be impactful on the Transform element of our strategy and provide insightful expertise as we build the baseline for our new performance metrics. We look forward to working with Mick through this transformative period and beyond.

In closing. While we expect the global macroeconomic uncertainty to continue, Identiv’s value proposition remains strong and consistent. The long-term secular trends that are driving demand for RFID and BLE-enabled solutions remain solid. As a focused, pure-play IoT solutions provider, we believe we have the right team in place to execute our P-A-T strategic framework. By reinforcing our core channel strengths while expanding through new strategic partnerships and innovative product development, we believe we’re well-positioned to drive long-term growth and value for all our stakeholders.

With that, I’d like to open the call for your questions. Operator, please open the question queue.

Q&A

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations as well as the current beliefs and assumptions of management of Identiv and can be identified by words such as “anticipate,” “believe,” “continue,” “plan,” “will,” “intend,” “expect,” “outlook,” and similar references to the future. Any statement that is not a historical fact, including statements regarding: Identiv’s strategy, opportunities, focus and goals; Identiv’s expectations regarding future operating and financial outlook and performance, including 2025 second quarter guidance and outlook; the expected benefits that Mr. Lopez brings to the Board of Directors; Identiv’s solicitation of stockholder approval to declassify the Board of Directors and the anticipated effectiveness thereof; Identiv’s beliefs regarding its corporate governance practices; Identiv’s expectations regarding its team, strategic partnerships, product development pipeline, and Thailand production transition; Identiv’s expectations regarding the impact of global macroeconomic conditions, including tariffs; Identiv’s expectations regarding potential mitigation strategies in response to tariffs; and Identiv’s beliefs regarding its ability to drive long-term growth and value for stakeholders. Forward-looking statements are only predictions and are subject to a number of risks and uncertainties, many of which are outside Identiv’s control, which could cause actual results to differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the failure of the proposed declassification of the Board of Directors to become effective, whether due to a lack of stockholder approval or for any other reason; Identiv’s ability to successfully execute its business strategy, including, but not limited to, organic and inorganic growth, strategic partnerships and product development; delays in transitioning production to Thailand; Identiv’s ability to capitalize on trends in its business; Identiv’s ability to satisfy customer demand and expectations; the level and timing of customer orders and changes/cancellations; the loss of customers, suppliers or partners; the success of Identiv’s products and strategic partnerships; industry trends and seasonality; the impact of macroeconomic conditions and customer demand, inflation and increases in prices; the impact of tariffs on its business; and the other factors discussed in its periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent reports filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information available to Identiv on the date of this communication, and Identiv assumes no obligation to update such statements.